Exhibit 10.7
EXTRACTION OIL & GAS, INC.
RESTRICTED STOCK UNIT (RSU) AGREEMENT
(Part Time-Vesting; Part Performance-Vesting)
(Share-Settled)

Grant Date:	__________, 2021 (the “Grant Date”)
Name of Grantee:	__________ (the “Grantee” or “you”)
Target number of RSUs subject to Award:	_____ (consisting of _____ Time-Based RSUs and _____ Performance-Based RSUs)
Maximum number of RSUs subject to Award:	_____ (consisting of _____ Time-Based RSUs and _____ Performance-Based RSUs)

This Restricted Stock Unit (RSU) Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and you.

To carry out the purposes of the EXTRACTION OIL & GAS, INC. 2021 LONG TERM INCENTIVE PLAN (the “Plan”), by granting the Grantee an award as set forth below, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and the Grantee hereby agree as follows:

1.    The Grant. The Company hereby makes a grant of restricted stock units with respect to shares of Stock (the “RSUs”), with each RSU granted hereunder relating to one share of Stock (each, a “Share”), on the terms and conditions set forth herein and in the Plan. The Grantee acknowledges receipt of a copy of the Plan and agrees that the terms and provisions of the Plan are incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.    Settlement of RSUs. Subject to Sections 8 and 27, as soon as reasonably practicable and no later than 60 days after the RSUs vest as provided in Section 5 or 6, the Company shall settle the vested RSUs in Shares, by delivering one Share for each such RSU, rounded down in the event of a fraction. The Company, in its sole discretion, may elect to deliver the Shares in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. You shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver Shares on your behalf.

3.    Rights as a Stockholder; Dividend Equivalents. The RSUs represent an unsecured and unfunded right to receive a payment in Shares, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Accordingly, the Grantee will have no rights as a stockholder with respect to any Shares covered by this Agreement until the RSUs vest and the Shares are issued by the Company and are deposited in the Grantee’s account at a transfer agent or other custodian selected by the Committee, or are issued to the Grantee with respect to those vested RSUs. Dividend Equivalents on unvested RSUs will accrue during the vesting period and will be settled in cash at the end of the vesting period based on the number of Shares that are vested and/or earned.

4.    Restrictions; Forfeiture. The RSUs may not be sold, transferred or otherwise alienated or hypothecated until they have been settled as described in Section 2. The RSUs may also be forfeited to the Company as provided in Sections 5 and 6.

5.    Vesting Requirements. Subject to the terms and conditions of this Agreement, the RSUs will vest subject to the satisfaction of both a time-based vesting schedule and a performance-based vesting schedule, as set forth in subsections (a) and (b) of this Section 5.

(a)    Time-Based Vesting. Twenty-five percent (25%) of the RSUs will time vest in equal, one-third (1/3) annual installments over three (3) years, commencing on the first anniversary of the Grant Date (as set forth in the table below) (the “Time-Based RSUs”), subject to your continued provision of service to the Company or a Company Affiliate as an employee or as an independent contractor in any managerial or governance capacity, or as a member of the Board or a board of a Company Affiliate (“Service”) through the applicable vesting date.

Vesting Amount of Time-Based RSUs	Vesting Date
1/3	1st anniversary of Grant Date
1/3	2nd anniversary of Grant Date
1/3	3rd anniversary of Grant Date

For avoidance of doubt, changes in the type of Service provided (i.e., ceasing to be an employee but remaining as a Board member) shall not result in a termination of Service for purposes of this Agreement.

(b)    Performance-Based Vesting. Seventy-five percent (75%) of the RSUs will performance vest upon the achievement of the performance goals set forth in Appendix A attached hereto (the “Performance-Based RSUs”), subject to your continued Service through the third anniversary of the Grant Date.

(c)    Notwithstanding any provision of this Agreement to the contrary, a maximum of one hundred seventy-five percent (175%) of the target number of RSUs reflected in the table at the beginning of this Agreement shall be eligible to become vested (consisting of up to 100% of the Time-Based RSUs and 200% of the Performance-Based RSUs). Except as otherwise provided in Section 6, any Performance-Based RSUs that do not vest at the end of the Performance Period shall be forfeited.

6.    Termination of Services.

(a)    Termination due to Death, Disability, without Cause or for Good Reason. Notwithstanding Section 5, if your Service is terminated (i) due to your death, (ii) as a result of your Disability (as such term is defined below), (iii) by the Company for a reason other than Cause (as such term is defined below), or (iv) by you for Good Reason (as such term is defined below), in each case other than in connection with a Change in Control, then (x) one hundred percent (100%) of the unvested Time-Based RSUs granted hereunder will vest in full, and (y) a prorated portion of the Performance-Based RSUs shall remain outstanding (with such prorated portion determined based on the number of days employed by the Company during the three (3) year vesting period) and be settled at the end of the Performance Period based on the level of achievement of the performance goals set forth in Appendix A. Any RSUs not vesting will be forfeited. As used in this Agreement, the terms “Disability,” “Cause” and “Good Reason” shall have the same meanings given to such terms under that certain Employment Agreement entered into by and between you and the Company dated as of ________, 2021, as the same may be modified or amended from time to time (the “Employment Agreement”).

(b)    Termination other than due to Death or Disability and other than without Cause or for Good Reason. If your Service is terminated for any reason other than as described in Section 6(a), then, subject to the terms of any written employment agreement between you and the Company (including the Employment Agreement), those RSUs that have not vested as of the date of termination shall be forfeited to the Company.

(c)    Change in Control. Notwithstanding Section 5, upon a termination of employment by the Company without Cause or by the Grantee for Good Reason within six (6) months following a Change in Control, (i) one hundred percent (100%) of the Time-Based RSUs shall immediately vest, and (ii) for the Performance-Based RSUs, the Company will deem the Performance Period to end immediately prior to the Change in Control event, and such Performance-Based RSUs shall vest upon the Change in Control based on the level of achievement of the performance goals set forth in Appendix A; provided, however, that if actual performance is not determinable through that date, such Performance-Based RSUs shall vest based on assumed achievement of target performance. Any Performance-Based RSUs not vesting will be forfeited.

7.    Payment of Taxes. In connection with any disposition of Shares or cash acquired pursuant to settlement of the Award, you (or any person permitted to receive such disposition or payment in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award or payment. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares or cash, as determined by the Committee, otherwise issuable or deliverable pursuant to the Award or payment) and the maximum number of Shares that may be so withheld shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award or payment, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award, the disposition of the underlying Shares or cash and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting, settlement, disposition or payment. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

8.    Compliance with Securities Law. The receipt of the RSUs or the lapse of any restrictions and payments in connection therewith shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued in payment for any RSU (if applicable) unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

9.    Right of the Company and Affiliates to Terminate Employment or Services. All references to the “Company” in this Section 9 shall be deemed to include any subsidiary of the Company that employs the Grantee. For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of the Company, an Affiliate, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for these RSUs. Without limiting the scope of the preceding sentence, it is expressly provided that the Grantee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee. Nothing in the adoption of the Plan, nor the award of these RSUs pursuant to this Agreement, shall affect in any way the right of the Grantee or the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Grantee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Grantee or the Company for any reason whatsoever or for no reason, with or without Cause or notice. Any question as to whether and when there has been a termination of the Grantee’s employment with the Company, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

10.    Corporate Acts. The existence of the RSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

11.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

12.    No Liability for Good Faith Determinations. The members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

13.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

14.    No Guarantee of Interests. The Committee, the Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

15.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

16.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

17.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

18.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

19.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

21.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

22.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

23.    Clawback. To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities Exchange Commission rule or any applicable securities exchange listing standards and/or (ii) any policy that may be adopted by the Board, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

25.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

26.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and the Grantee in effect as of the date of the Grantee’s termination of employment with the Company. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Grantee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

27.    Acknowledgements Regarding Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding the foregoing, you acknowledge that if you are deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when you become eligible for settlement of the RSUs upon “separation from service” within the meaning of Section 409A, then to the extent this Agreement provides for “nonqualified deferred compensation” and to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following your separation from service and (b) your death. All installment payments under this Agreement will be deemed separate payments for purposes of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set [his][her] hand as of the Grant Date.

EXTRACTION OIL & GAS, INC.

By:
Name:
Title:

[NAME]

[Signature Page to the Restricted Stock Unit Agreement (Part Time Vesting Part Performance-Vesting)]

APPENDIX A

PERFORMANCE GOALS